Exhibit 99.1


FairPoint
Communications


FOR IMMEDIATE RELEASE


                FAIRPOINT REPORTS OPERATING RESULTS FOR THE FIRST
                          QUARTER ENDED MARCH 31, 2005

      FairPoint Reports Consolidated EPS of $0.32 Against Prior Period Loss

CHARLOTTE, N.C. (May 4, 2005) - FairPoint Communications, Inc. (NYSE:FRP) ("FairPoint") today announced its financial results for the first quarter ended March 31, 2005. Highlights include:

    o Successfully closing a $462.5 million initial public offering and obtaining a $688.5 million credit facility to complete a recapitalization and de-leveraging of the company.
    o Earnings per share for the first quarter of $0.32 compared to a loss per share of $0.49 for the same period in 2004.
    o Operating revenues for the period of $61.7 million, up 1.1 % over the first quarter 2004 on gains in data/Internet and long distance revenues.
    o Consolidated net income of $11.0 million versus the prior year period net loss of $4.6 million.
    o Excluding a $2.5 million one-time distribution received in the 2004 first quarter, Adjusted EBITDA (as defined herein) was down 1.8% to $32.4 million from the same period in 2004.
    o Sequential growth of total access line equivalents by 1,233 to 276,167, a 0.4% increase over the prior quarter as a result of increased business and high-speed data customers that more than offset voice access line decreases of 0.4%.
    o Closing of the Berkshire Telephone Corporation acquisition on May 2nd and the signing of a definitive agreement and plan of merger to acquire Bentleyville Communications Corporation, a company adjacent to FairPoint's existing operations in Pennsylvania.

"We are pleased with the performance of our business this quarter and are on track with our business plan. We are seeing the benefits from real growth in key areas of our business, careful cost control and our new, strengthened capital structure," said Eugene Johnson, Chairman and Chief Executive Officer. "Although the benefits of interest savings from our recapitalization won't be fully realized until the third quarter of this year, there has already been a significant benefit to net income."

"We also continue to deliver on our acquisition strategy and are pleased to announce that we completed the acquisition of Berkshire Telephone on May 2, 2005 and that we signed an agreement on April 22, 2005 to acquire Bentleyville Communications in Southwestern Pennsylvania. The Bentleyville Communications transaction is smaller than the completed Berkshire transaction, but we expect both transactions to add to our Cash Available for

Dividends this year," continued Mr. Johnson. "We will continue to seek acquisitions with limited integration risk and attractive cash returns."

Results for the first quarter ended March 31, 2005

FairPoint reported consolidated revenues from continuing operations for the three months ended March 31, 2005 of $61.7 million, an increase of 1.1% or $0.7 million compared to the three months ended March 31, 2004 of $61.0 million. Revenue growth was the result of increases in data/Internet and long distance revenues, which more than offset expected decreases in Universal Service (USF) and access revenues.

Income from continuing operations was $16.2 million for the three months ended March 31, 2005 compared to $18.5 million for the three months ended March 31, 2004, a 12.4% decrease driven principally by the increased percentage of lower margin unregulated revenues in the total business mix due to DSL and long distance revenue growth. Excluding the higher cost of goods sold of $1.3 million related to growth in unregulated revenues, comparable cash expenses were up only 2.2% from the 2004 first quarter. Total operating expenses (including depreciation and amortization and stock based compensation) increased $2.9 million or 6.9% for the three months ended March 31, 2005 compared to the same period in the prior year. Depreciation and amortization expense increased $0.6 million and stock based compensation increased $0.4 million for the three months ended March 31, 2005 compared to 2004 first quarter.

FairPoint reported earnings per share of $0.32 for the three months ended March 31, 2005, compared to a loss per share of $0.49 for the same period in 2004. This improvement is the result of the company's recapitalization completed on February 8, 2005 associated with the company's initial public offering, which substantially de-leveraged the company and provided a decrease in interest expense and consequently an improvement in earnings. The repurchase of the company's series A preferred stock and high yield debt resulted in significant one-time charges that are reflected in the financial statements. The company recognized income tax benefits of $28.9 million due to the taxable loss in the quarter driven primarily by the expenses incurred from the recapitalization. In addition, the company recognized income tax benefits of $66.0 million from the recognition of deferred tax benefits from the reversal of the deferred tax valuation allowance resulting from the company's expectation of generating future taxable income following the recapitalization.

Adjusted EBITDA for the three months ended March 31, 2005 was $32.4 million, excluding one-time transaction expenses of approximately $86.2 million incurred in connection with the company's recapitalization, compared to Adjusted EBITDA of $35.5 million for the same period in the prior year. In the first quarter 2004, the company received a one-time distribution of $2.5 million related to the sale of a cellular partnership interest.

Cash Available for Dividends (as defined herein) was approximately $12.8 million for the three months ended March 31, 2005 compared to a negative $3.1 million in the first quarter of 2004. On a pro forma basis assuming the recapitalization was completed on January 1, 2005, Cash Available for Dividends was $18.2 million.

First quarter March 31, 2005 operational highlights

o Total access line equivalents (voice access lines and high speed data lines, which include DSL, cable modem and wireless broadband) were 276,167 as of March 31, 2005, representing an increase of 1,233 over the quarter ended December 31, 2004 and an increase of 2.1% over the first quarter last year. High-speed data access lines, or HSD, increased sequentially by 2,093 lines and were up by more than 47.4% over the first quarter of 2004. The company slightly increased its previously disclosed access line equivalents for the 2004 quarterly periods to include cable modem and wireless broadband in access line equivalents and an additional 836 voice access lines which the audit processes determined were not properly included in the 2004 data.
o Voice access lines decreased by 2.5% to 239,250 year over year primarily as a result of a decrease in residential voice access lines. Sequentially, voice access lines decreased 0.4%, lower than the rate of decline experienced in either the same period in 2004 or the end of 2004.
o At the end of the first quarter, DSL penetration was 14.2% of voice access lines, compared to 9.5% in the first quarter last year and 13.3% at December 31, 2004.
o Total HSD penetration utilizing DSL, cable and wireless technologies was 15.4% of voice access lines, compared to 10.2% for the same quarter in the prior year and 14.5% at the end of the fourth quarter 2004
o Interstate long distance penetration as of March 31, 2005 was 40.9% of voice access lines compared to 32.3% for the first quarter 2004, as a result of the company's continuing efforts to aggressively sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.
o The following table illustrates the Cash Available for Dividends generated during the three months ended March 31, 2005 on an actual basis and on a pro forma basis to give effect to the recapitalization as if it had occurred on January 1, 2005. Dividends are subject to declaration by FairPoint's board of directors and compliance with Delaware law and the terms of FairPoint's credit facility.

                                              Three Months Ended
                                                March 31, 2005
                                               ($ in millions)
                                              Actual       Pro Forma
                                              ------       ---------

Adjusted EBITDA (1)                        $  32,419    $  32,419

Less:
  Scheduled principal repayments              422          422
  Cash interest expense                       13,901       8,554
  Capital expenditures and other              5,034        5,034
  expenditures (2)
  Cash taxes                                  238          238
                                              ---          ---

Cash Available for Dividends (1)           $  12,824    $  18,171

     (1) Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. For additional information regarding Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see Non-GAAP Financial Measures below and the attachments to this press release.
     (2) Represents non-cash items excluded from Adjusted EBITDA and paid in cash.

Proposed Bentleyville Communications Corporation Acquisition

FairPoint has entered into a definitive agreement and plan of merger under which Bentleyville Communications would become a wholly-owned subsidiary of FairPoint. Bentleyville Communications provides telecommunications, cable and Internet services to rural areas of Southwestern Pennsylvania and has approximately 3,586 access line equivalents currently in operation, which are adjacent to the company's existing operations in Pennsylvania. Through the Bentleyville Communications acquisition, FairPoint will double the number of access lines it serves in this region. The transaction is expected to contribute to FairPoint's Cash Available for Dividends, and is expected to close during the third quarter of 2005.

Other Highlights

o On May 2, 2005, FairPoint successfully completed its acquisition of Berkshire Telephone Corporation for approximately $19.2 million before adjustments. Berkshire, established in 1926 and headquartered in Kinderhook, NY, provides service to approximately 7,300 access line equivalents serving five communities. Berkshire is adjacent to FairPoint's Taconic Telephone Corp. located in eastern New York State

o On February 8, 2005, FairPoint completed an initial public offering of 25,000,000 shares of its common stock at a price to the public of $18.50 per share. In connection with the IPO, the company obtained a new senior secured credit facility consisting of a $100 million revolving facility and a $588.5 million B-Term loan facility. FairPoint used the proceeds from the IPO and borrowings under its new credit facility primarily to refinance its existing credit facility, consummate tender offers for its outstanding high yield debt, redeem its series A preferred stock, repay operating subsidiary debt and pay related fees and expenses.

Outlook

"We are extremely confident in our business model and our ability to deliver consistent dividends to our shareholders," said Mr. Johnson. "We expect our growth will come from a combination of predictable and stable revenues from our regulated business, organic growth from our high-speed data and long distance products and contributions from acquisitions. The rural nature of most of our markets offers us unique advantages to grow our business with reasonable
investment  and  allows  us  to  enjoy  different   wireline  trends  than  most
providers."

Capital expenditures in the first quarter were $4.8 million. This amount was lower than anticipated and revised full year capital expenditures are estimated at $27 to $28 million versus the prior estimate of $31 million. 2005 interest expense is estimated at $41 to $43 million taking into account our capital structure costs pre and post recapitalization. This estimate also takes into account the increased debt to fund the Berkshire acquisition and the two additional fixed interest rate swaps totaling $100 million announced in April 2005, but does not take into account the pending Bentleyville Communications acquisition or any other potential acquisitions in 2005.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in our credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in our credit facility regulating the payment of dividends on our common stock is based on Adjusted EBITDA. If our Adjusted EBITDA were to decline below certain levels, covenants our credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under our credit facility, or result in our inability to pay dividends.

We believe Cash Available for Dividends is useful to investors as a means to evaluate our ability to pay dividends on our common stock. However, we are not required to use such cash to pay dividends and any dividends are subject to declaration by our board of directors and compliance with Delaware law and the terms of our credit facility.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

Conference Call and Webcast

FairPoint will host a conference call and webcast to discuss its first quarter 2005 earnings on Wednesday, May 4, 2005, at 9:00 am EST. Participants should call (866) 252-6943 (US/Canada) or (706) 679-0621 (International) and request the FairPoint call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter confirmation code 5580084. The recording will be available from Wednesday, May 4, 2005 at 12:00 p.m. through Wednesday May 11, 2005 at 11:59 p.m. (EST). A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under our Investor Relations section. An online replay will be available beginning at 8:00 a.m. (EST) on May 5, 2005 and remain available for one year.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 27 rural local exchange companies (RLECs) located in 17 states. FairPoint serves customers with approximately 276,167 access line equivalents (voice access lines and high speed data lines, which include DSL, cable modem and wireless broadband) as of March 31, 2005 and offers an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "indicated" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described in FairPoint's Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint's results for the first quarter ended March 31, 2005 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such quarter.


Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Timothy W. Henry, (866) 377-3747, thenry@fairpoint.com Media Contact: Jennifer Sharpe, (704) 227-3629, jsharpe@fairpoint.com



                                      # # #

Attachments

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets

                                                                March 31,          December 31,
                                                                  2005                 2004
                                                           --------------------  ------------------
                                                               (unaudited)
                                                                   (Dollars in thousands)
                         Assets
Current assets:
   Cash                                                    $             6,492               3,595
   Accounts receivable, net                                             27,079              30,203
   Other                                                                 6,300               6,805
   Deferred income tax, net                                                714                  --
   Assets of discontinued operations                                        90                 102
                                                           --------------------  ------------------
Total current assets                                                    40,675              40,705
                                                           --------------------  ------------------
Property, plant, and equipment, net                                    243,888             252,262
                                                           --------------------  ------------------
Other assets:
   Investments                                                          38,068              37,749
   Goodwill                                                            468,508             468,508
   Deferred income tax, net                                             92,459                  --
   Deferred charges and other assets                                    17,043              19,912
                                                           --------------------  ------------------
Total other assets                                                     616,078             526,169
                                                           --------------------  ------------------
Total assets                                               $           900,641             819,136
                                                           ====================  ==================

      Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Accounts payable                                        $            10,535              14,184
   Current portion of long-term debt and other
     long-term liabilities                                                 531                 624
   Demand notes payable                                                    377                 382
   Accrued interest payable                                              1,129              16,582
   Other accrued liabilities                                            16,237              15,872
   Dividends payable                                                     7,788                  --
   Liabilities of discontinued operations                                2,246               2,262
                                                           --------------------  ------------------
Total current liabilities                                               38,843              49,906
                                                           --------------------  ------------------
Long-term liabilities:
   Long-term debt, net of current portion                              589,599             809,908
   Preferred shares subject to mandatory redemption                         --             116,880
   Liabilities of discontinued operations                                1,369               1,580
   Deferred credits and other long-term liabilities                      4,122              12,667
                                                           --------------------  ------------------
Total long-term liabilities                                            595,090             941,035
                                                           --------------------  ------------------
Commitments and contingencies
Minority interest                                                           10                  11
                                                           --------------------  ------------------
Common stock subject to put options                                         --               1,136
                                                           --------------------  ------------------
Stockholders' equity (deficit):
   Common stock                                                            350                  94
   Additional paid-in capital                                          631,560             198,519
   Unearned compensation                                                (8,402)                 --
   Accumulated other comprehensive income                                3,713                  --
   Accumulated deficit                                                (360,523)           (371,565)
                                                           --------------------  ------------------
Total stockholders' equity (deficit)                                   266,698            (172,952)
                                                           --------------------  ------------------
Total liabilities and stockholders' equity (deficit)       $           900,641             819,136
                                                           ====================  ==================

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                                    Three months ended
                                                                                         March 31,
                                                                               ------------------------------
                                                                                    2005            2004
                                                                               ---------------   ------------
                                                                                  (Dollars in thousands)

Revenues                                                                        $      61,665         60,985
                                                                               ---------------   ------------
Operating expenses:
    Operating expenses, excluding depreciation and amortization
      and stock-based compensation                                                     32,036         30,079
    Depreciation and amortization                                                      13,010         12,401
    Stock-based compensation                                                              407             44
                                                                               ---------------   ------------
Total operating expenses                                                               45,453         42,524
                                                                               ---------------   ------------
Income from operations                                                                 16,212         18,461
                                                                               ---------------   ------------
Other income (expense):
    Net gain (loss) on sale of investments and other assets                              (178)           184
    Interest and dividend income                                                          552            304
    Interest expense                                                                  (16,970)       (25,662)
    Equity in net earnings of investees                                                 2,656          2,415
    Realized and unrealized losses on interest rate swaps                                  --            (86)
    Other nonoperating, net                                                           (86,164)            --
                                                                               ---------------   ------------
Total other expense                                                                  (100,104)       (22,845)
                                                                               ---------------   ------------
Loss before income taxes                                                              (83,892)        (4,384)
Income tax (expense) benefit                                                           94,934           (223)
Minority interest in income of subsidiaries                                                --             (1)
                                                                               ---------------   ------------
Net income (loss)                                                               $      11,042         (4,608)
                                                                               ===============   ============

Weighted average shares outstanding:
      Basic                                                                            34,549          9,468
                                                                                  ============   ============
      Diluted                                                                          34,566          9,468
                                                                                  ============   ============

Earnings (loss) per share
      Basic                                                                     $        0.32  $       (0.49)
                                                                                  ============   ============
      Diluted                                                                   $        0.32  $       (0.49)
                                                                                  ============   ============

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                       Three months ended
                                                                                            March 31,
                                                                               -----------------------------------
                                                                                     2005               2004
                                                                               ------------------  ---------------
                                                                                     (Dollars in thousands)
Cash flows from operating activities:
    Net income (loss)                                                           $         11,042           (4,608)
                                                                               ------------------  ---------------
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
      Dividends and accretion on shares subject to mandatory redemption                    2,362            4,739
      Loss of preferred stock subject to mandatory redemption                              9,899               --
      Deferred income taxes                                                              (95,694)              --
      Amortization of debt issue costs                                                       711            1,151
      Depreciation and amortization                                                       13,010           12,401
      Loss on early retirement of debt                                                    76,265               --
      Income from equity method investments                                               (2,656)          (2,415)
      Other non cash items                                                                   575             (686)
      Changes in assets and liabilities arising from operations:
        Accounts receivable and other current assets                                       2,742            1,266
        Accounts payable and accrued expenses                                            (19,028)           2,045
        Income taxes                                                                        (666)            (317)
        Other assets/liabilities                                                              14               54
                                                                               ------------------  ---------------
          Total adjustments                                                              (12,466)          18,238
                                                                               ------------------  ---------------
            Net cash provided by (used in) operating activities of
               continuing operations                                                      (1,424)          13,630
                                                                               ------------------  ---------------
Cash flows from investing activities of continuing operations:
    Acquisitions of telephone properties                                                      --               45
    Net capital additions                                                                 (4,660)          (6,939)
    Distributions from investments                                                         2,240            4,241
    Net proceeds from sales of investments and other assets                                  175              230
    Other, net                                                                              (181)            (183)
                                                                               ------------------  ---------------
      Net cash used in investing activities of continuing operations                      (2,426)          (2,606)
                                                                               ------------------  ---------------
Cash flows from financing activities of continuing operations:
    Net proceeds from issuance of common stock                                           432,092               --
    Debt issue costs paid                                                                 (7,488)          (1,284)
    Proceeds from issuance of long-term debt                                             573,409           64,010
    Repayments of long-term debt                                                        (793,690)         (72,349)
    Payment of fees and penalities associated with early retirement of
      long term debt                                                                     (59,754)              --
    Payment of deferred transaction fee                                                   (8,445)              --
    Proceeds from exercise of stock options                                                  184               --
    Repurchase of preferred and common stock                                            (129,278)          (1,001)
                                                                               ------------------  ---------------
      Net cash provided by (used in) financing activities of continuing
        operations                                                                         7,030          (10,624)
                                                                               ------------------  ---------------
      Net cash contributed from continuing operations to
        discontinued operations                                                             (283)            (415)
                                                                               ------------------  ---------------
      Net increase (decrease) in cash                                                      2,897              (15)
Cash, beginning of period                                                                  3,595            5,603
                                                                               ------------------  ---------------
Cash, end of period                                                             $          6,492            5,588
                                                                               ==================  ===============

                         FairPoint Communications, Inc.

    Consolidated and Rural Local Exchange Comparative Financial Information

               For the Three Months Ended March 31, 2005 and 2004

($ thousands)                                                 Three-Months Ended                      Three-Months Ended
                                                                   03/31/05                                03/31/04
                                                             ---------------------                    -------------------
Consolidated Results from Continuing Operations:
     Revenues                                               $              61,665                    $            60,985
     Operating expenses                                                    45,453                                 42,524
                                                             ---------------------                    -------------------
     Income from operations                                                16,212                                 18,461
     Other expense                                                       (100,104)(1)                            (22,845)
                                                             ---------------------                    -------------------
     Income from continuing operations before income taxes                (83,892)                                (4,384)
     Income taxes                                                          94,934 (2)                               (223)
     Minority Interest in income of subsidiaries                                -                                     (1)
                                                             ---------------------                    -------------------
     Net income (loss)                                      $              11,042                    $            (4,608)
                                                             =====================                    ===================

     Adjusted EBITDA                                        $              32,419                    $            35,487
     Cash Available for Dividends                                          12,824                                 (3,087)

     Other information:
     ------------------
     Gross property, plant and equipment                    $             706,848                    $           680,859
     Capital expenditures                                                   4,819                                  6,957
     Cash interest expense (adjusted for amortization,
        swap interest and accretion on series A preferred
        stock)                                                             13,901                                 20,454
     Access line equivalents (3)                                          276,167                                270,360
          Residential access lines                                        186,640                                192,243
          Business access lines                                            52,610                                 53,075
          High Speed Data subcribers                                       36,917                                 25,042

================================================================================

Footnotes:

(1) Other expense includes 1st quarter $76.3 million loss on early retirement of debt, and $9.9 million loss on repurchase of preferred stock.

(2) Income tax benefit includes $28.9 million associated with current period loss and $66.0 due to the recognition of deferred tax benefits from the reversal of the valuation allowance.

(3) Access line equivalents have been restated to include wireless and cable modems. In addition, previous periods have been restated to reflect an additional 836 voice lines which our audit processes determined were not properly included in the 2004 reports.

                         FairPoint Communications, Inc.
            Sequential Financial Information for the Quarters ending
     March 31, 2005, December 31, September 30, June 30 and March 31, 2004


($ thousands)                                      Three-Months    Three-Months     Three-Months    Three-Months     Three-Months
                                                      Ended           Ended             Ended          Ended            Ended
                                                    3/31/2005        12/31/04         9/30/04         6/30/04          3/31/04
                                                  --------------  ---------------  --------------  ---------------  --------------
Consolidated Results:
    Revenues:
      Local calling services                     $       15,617    $        15,828  $       15,974  $        15,767  $       15,581
      USF - high cost loop support                        4,796              5,042           5,807            5,850           5,452
      Interstate access revenue                          16,880             18,236          17,382           17,772          16,907
      Intrastate access revenue                          10,083             10,509          10,844           10,325          10,711
      Long distance services                              4,682              4,508           5,009            4,205           4,044
      Data and internet services                          5,592              5,504           5,064            4,459           4,027
      Other services                                      4,015              4,180           5,357            4,038           4,263
                                                  --------------    ---------------  --------------  ---------------  --------------
    Total revenues                                       61,665             63,807          65,437           62,416          60,985
    Operating expenses                                   45,453             45,727          46,405           44,436          42,524
                                                  --------------    ---------------  --------------  ---------------  --------------
    Income from operations                               16,212             18,080          19,032           17,980          18,461
    Other income (expense)                             (100,104)(1)        (28,598)        (23,152)         (22,794)        (22,845)
                                                  --------------    ---------------  --------------  ---------------  --------------
    Earnings (loss) from continuing
        operations before income taxes                  (83,892)           (10,518)         (4,120)          (4,814)         (4,384)
    Income taxes                                         94,934 (2)           (237)           (105)              49            (223)
    Minority interest in income of subsidiaries               -                 (1)              -                -              (1)
    Gain on disposal of assets of discontinued
      operations                                              -                  -               -              671               -
                                                  --------------    ---------------  --------------  ---------------  --------------
    Net income (loss)                            $       11,042    $       (10,756) $       (4,225) $        (4,094) $       (4,608)
                                                  ==============    ===============  ==============  ===============  ==============


Cash Available for Dividends
Adjusted EBITDA                                  $       32,419    $        35,578  $       34,796  $        35,295  $       35,487
Less:
    Scheduled principal payments - (4)                      422              4,873           5,149            5,326          10,524
    Cash interest expense (adjusted for
      amortization, swap interest and dividend
      and accretion on series A preferred stock)         13,901             20,221          19,859           20,045          20,454
    Capital expenditures and other                        5,034             13,915           8,071            9,649           7,373
    Income taxes                                            238                237             105              (49)            223
                                                  --------------    ---------------  --------------  ---------------  --------------
Cash Available for Dividends                     $       12,824    $        (3,668) $        1,612  $           324  $       (3,087)
                                                  ==============    ===============  ==============  ===============  ==============



    Other information:
    ------------------
    Gross property, plant and equipment          $      706,848    $       702,995  $      695,537  $       690,021  $      680,859
    Capital expenditures                                  4,819             12,100           7,767            9,668           6,957
    Interest expense (adjusted for amortization
      and swap interest)                                 13,901             20,221          19,859           20,045          20,454
    Access line equivalents (3)                         276,167            274,934         276,114          275,436         270,360
      Residential access lines                          186,640            187,526         190,211          192,127         192,243
      Business access lines                              52,610             52,584          52,896           52,808          53,075
      High Speed Data subscribers:                       36,917             34,824          33,007           30,501          25,042

        DSL subscribers                                  33,889             31,876          30,420           28,351          23,308
        Other HSD subscribers (Wireless and
          Cable modems)                                   3,028              2,948           2,587            2,150           1,734


Footnotes:

(1) Other expense includes 1st quarter $76.3 million loss on early retirement of debt, and $9.9 million loss on repurchase of preferred stock.

(2) Income tax benefit includes $28.9 million associated with current period loss and $66.0 due to the recognition of deferred tax benefits from the reversal of the valuation allowance.

(3) Access line equivalents have been restated to include wireless and cable modems. In addition, previous periods have been restated to reflect an additional 836 voice lines which our audit processes determined were not properly included in the 2004 reports.

(4) Scheduled principal payments do not include repayment of long term debt associated with bank refinancing completed on February 8, 2005.

                         FairPoint Communications, Inc.
     EBITDA, Adjusted EBITDA and Cash Available for Dividends Reconcilation
               For the Three Months Ended March 31, 2005 and 2004

                                                                     Three-Months Ended                     Three-Months Ended
                                                                          03/31/05                               03/31/04
                                                                   ----------------------                 ----------------------
                                                                   (Dollars in Thousands)

Net cash provided by (used in) operating activities
    from continuing operations                                    $               (1,424)                $               13,630
Adjustments:
    Depreciation and amortization                                                (13,010)                               (12,401)
    Other non-cash items                                                           8,538                                 (2,789)
    Changes in assets and liabilities arising from continuing
       operations, net of acquisitions                                            16,938                                 (3,048)
                                                                   ----------------------                 ----------------------
Income from continuing operations                                                 11,042                                 (4,608)
Adjustments:
    Interest expense                                                              16,970                                 25,662
    Provision for income taxes                                                   (94,934)                                   223
    Depreciation and amortization                                                 13,010                                 12,401
                                                                   ----------------------                 ----------------------
EBITDA                                                            $              (53,912)                $               33,678
Adjustments:
    Net (gain) loss on sale of investments and other assets                          178                                   (184)
    Equity in earnings of investee                                                (2,656)                                (2,415)
    Distributions from investments                                                 2,240                                  4,241
    Realized and unrealized losses on interest rate swaps                              -                                     86
    Loss on early retirement of debt                                              76,265                                      -
    Loss on redemption of preferred stock                                          9,899                                      -
    Non-cash stock based compensation                                                407                                     44
    Deferred patronage dividends                                                      (2)                                    37
                                                                   ----------------------                 ----------------------
Adjusted EBITDA                                                   $               32,419                 $               35,487
Less:
    Scheduled principal payments                                                     422                                 10,524
    Cash interest expense (adjusted for amortization, swap
       interest and dividend and accretion on series A
       preferred stock)                                                           13,901                                 20,454
    Capital expenditures and other                                                 5,034                                  7,373
    Income taxes                                                                     238                                    223
                                                                   ----------------------                 ----------------------
Cash Available for Dividends                                      $               12,824                 $               (3,087)
                                                                   ======================                 ======================


"EBITDA" means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" for any period is defined in our credit facility as (1) the sum of Consolidated Net Income (which is defined in our credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income; provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, and certain other non-cash items, each as defined, minus (2) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income for the period.

"Cash Available for Dividends" means Adjusted EBITDA less scheduled principal payments on indebtedness, cash interest expense (adjusted for amortization, swap interest and dividends and accretion on series A preferred stock), capital expenditures, non-cash items excluded from Adjusted EBITDA and paid in cash and income taxes.